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                                                                   EXHIBIT 10.21
                              (VERITY LETTERHEAD)


August 28, 1997


Mr. Anthony J. Bettencourt
2802 Vizzolini Court
Pleasanton, CA 94566


Dear Anthony,

     Verity, Inc. is pleased to offer you the position of Senior Vice President, Worldwide Sales, reporting directly to Verity's CEO. Your starting monthly salary will be $16,666.57. Your compensation package will also include a commission plan providing for the payment of an aggregate of $150,000.00 in commissions with respect to the year ending August 31, 1998 if the Company achieves its budgeted revenues for that period. During the first year of your employment, (i) your salary may not be reduced and (ii) unless you voluntarily terminate or are terminated by the Company for "cause", as defined below, during the first year, you will be paid commissions of a minimum of $150,000.00.

     You will also receive a special bonus of $230,000.00, payable as follows:
(i) $40,000.00 on your start date, (ii) $80,000.00 on March 1, 1998, (iii)
$60,000.00 on June 1, 1998 and (iv) $50,000.00 on September 1, 1998. If your employment by the Company terminates prior to the first anniversary of your start date as an employee under this agreement (other than as a result of a termination due to your death or permanent disability or a termination by the Company without "cause", as defined below), you will not be entitled to receive any of the payments scheduled to be made after the date of such termination and you will be obligated to reimburse the company for the full amount of this bonus paid prior to such date.

     It will further be recommended to the Board of Directors that you be granted a stock option to purchase 125,000 shares of Common Stock under Verity's Employee Stock Option Plan. Your option will be subject to a two year vesting schedule, with vesting to commence as of your start date as an employee under this agreement. Under the vesting schedule, your option shares would vest at the rate of 4.167% per month of employment over the 24 months following your start date; provided, that all of the shares subject to your option will vest automatically upon the consummation of a sale of all or substantially all of the assets of the company or a merger of the company with or into another corporation in which the stockholders of Verity immediately before the transaction do not own, directly or indirectly, a majority of Verity or the surviving entity immediately following the transaction. The exercise price of your stock option will not be fixed until the date of grant by the Compensation Committee of the Board of Directors. We expect that the grant will occur during the two weeks following your start date. The exercise price for your option would ordinarily be set equal to the closing sale price of Verity's stock on the grant date.

     Verity also offers an outstanding benefits package, including life, vision, medical and dental insurance coverage, a 401(k) tax deferred retirement plan, employee stock purchase plan, flexible benefits, and three weeks vacation annually. Additionally, depending on your actual start date, Verity offers up to twelve paid holidays per year.

     Your employment with Verity is for no specified term and may be terminated by you of Verity at any time. However, if the company terminates your employment without cause prior to the anniversary of your start date under this agreement (the "End Date"), (i) you will be entitled to receive payments on Verity's standard payroll dates at the rate of $29,166.67 per month, net of withholding, from the termination date until the End Date, (ii) you will not be required to reimburse the Company for any amounts of the special bonus previously paid to you and (iii) you will be entitled to receive upon the scheduled payment dates any unpaid portion of the special bonus. You shall not be entitled to any such benefits if your employment is terminated by the company for cause or by your voluntarily. For
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these purposes, "cause" will be defined to mean (i) your violation of any material provision of the Inventions Agreement (as defined below), (ii) any act of theft or dishonesty, (iii) any immoral or illegal act which has a detrimental effect on the business or reputation of the company or its affiliates or (iv) any material failure to use reasonable efforts to perform reasonably requested tasks after written notice and a reasonable opportunity to comply with such notice. You agree that the benefits stated in this paragraph shall be your sole and exclusive remedy for any damages or injury arising out of or related to any termination of your employment by Verity.

     This letter and the company's standard agreement relating to proprietary rights between you and Verity (the "Inventions Agreement") set forth the terms of your employment with the company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended, except by a written agreement, signed by the company and you.

     Anthony, we believe this position will provide you with an excellent opportunity for professional growth, as well as offering you the excitement and rewards of a dynamic and growing company. Verity feels the single most important factor in our success has been our people. We are confident that the skills and background you bring to us will be instrumental to Verity's continued success.

     Please keep a copy and return the signed original of this offer letter to me by August 29, 1997. As we've discussed, the effectiveness of our agreement is subject to approval by Verity's Board of Directors, which we expect to obtain within the next week. Accordingly, we look forward to you joining our team and starting on or before September __, 1997.

Sincerely,


Gary J. Sbona
President and CEO


I agree to and accept this offer of employment with Verity, Inc.


/s/ Anthony J. Bettencourt                    Sept. 5, 1997
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Signature                                     Start Date